SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 0-15902

                                Essef Corporation
             (Exact name of registrant as specified in its charter)

                                 220 Park Drive
                               Chardon, Ohio 44024
                                 (440) 286-2200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Shares, no par value
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)    [ ]
            Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6              [ ]
            Rule 12h-3(b)(1)(i)     [ ]

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Essef Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    ESSEF CORPORATION


Date:  August 10, 1999              By:   /s/ Louis L. Ainsworth
                                          ------------------------------------
                                          Louis L. Ainsworth
                                          Vice President